Exhibit 1

Joint Filing Statement

Statement Pursuant to Rule 13d-1(k)(1)

The undersigned hereby consent and agree to file a joint statement on Schedule 13G under the Securities Exchange Act of 1934, as amended, with respect to the common stock, par value $0.01, of ViewRay, Inc., beneficially owned by them, together with any or all amendments thereto, when and if appropriate. The parties hereto further consent and agree to file this Statement pursuant to Rule 13d-1(k)(1)(iii) as an exhibit to Schedule 13G, thereby incorporating the same into such Schedule 13G.

Dated: October 18, 2019	Pura Vida Investments, LLC

	By:	/s/ Efrem Kamen
	Name:	Efrem Kamen
	Title:	Managing Member

/s/ Efrem Kamen
Efrem Kamen